Exhibit 99-B.8.130

Second Amendment to the Selling and Services Agreement and Participation Agreement

This Second Amendment dated as of January 1, 2009 by and between ING Life Insurance and
Annuity Company (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial
Advisers, LLC (“ING Financial”) (collectively “ING”), RiverSource Service Corporation (“RSC”), and
RiverSource Distributors, Inc. (“Distributor”) (separately and collectively referred to as “Fund Agent” as context requires), is made to the Selling and Services Agreement and Fund Participation Agreement dated as of December 29th, 2006, as amended on July 1, 2007, between ING Life, ING Financial, RSC, and
Distributor (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional as a party to the Agreement; and

WHEREAS, the parties wish to replace RiverSource Distributors, Inc. with RiverSource Fund
Distributors, Inc. as a party to the Agreement on April 30, 2009;

WHEREAS, the parties agree to amend the Agreement to modify the Funds offered and the payment terms.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.		ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and ING
Financial.

2.		Effective April 30, 2009, by deleting all references to “RiverSource Distributors, Inc.” in the Agreement and replacing them with “RiverSource Fund Distributors, Inc.” wherever they appear in the
Agreement.

3.		Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

	2.	Omnibus Account.

The parties agree that, with respect to each Fund, three omnibus accounts, each held in the name of the Nominee, shall be maintained (the “Account” or collectively, the
“Accounts”). One Account shall be maintained in connection with Plans for which ING
Life shall provide various recordkeeping and other administrative services, and a second
Account shall be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services. A third Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING
Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

4.		Paragraphs 4 and 5 of the Agreement are hereby deleted in their entirety and replaced with the following:

	4.	Servicing Fees:

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the
Nominee and shall not be the responsibility of Fund Agent. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Fund Agent agrees to pay to
ING Life or ING Institutional, as appropriate, a servicing fee, as specified in Exhibit III
(attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. The parties agree that all or a portion of such servicing fee may be derived from a Fund’s 12b-1 plan. Fund Agent will make such payments to ING Life or ING
Institutional within thirty (60) days after the end of each calendar quarter. Upon reasonable request, Fund Agent shall provide a statement showing the calculation of the fee payable to ING Life or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a
Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Fund Agent to offset other fees payable by the Plan to
ING Life or ING Institutional.

	5.	12b-1 Fees.

To compensate ING Financial for its distribution of Fund Shares or shareholder services related to Fund Shares, Fund Agent shall make quarterly payments to ING
Financial, as specified in Exhibit III (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Fund Agent will make such payments to ING Financial within thirty (60) days after the end of each calendar quarter. Upon reasonable request, Fund Agent shall provide a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING
Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Fund Agent to offset other fees payable by the Plan to ING Financial.

5.		The following is added as Section 12(e) to the Agreement:

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(e) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

6.	The following replaces Section 14(d) of the Agreement:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:

ING
One Orange Way, B3N
Windsor, CT 06095-4774
Attention: Marianne Sullivan
Worksite Investment Products

To Fund Agent:
RiverSource Fund Distributors, Inc.
H27/5228 Ameriprise Financial Center
Minneapolis, MN 55474
Attention: Mutual Fund Counsel
Fax: 612-671-3767

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

7.	Exhibit III to the Agreement is hereby replaced by the Exhibit III attached hereto.

8.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

9.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

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ING LIFE INSURANCE AND		RIVERSOURCE SERVICE CORP.
ANNUITY COMPANY
		By:	/s/ Geralynn Kephart-Strong
By:	/s/ Lisa S. Gilarde	Name:	Geralynn Kephart-Strong
Name:	Lisa S. Gilarde	Title:
Title:	Vice President

ING FINANCIAL ADVISERS, LLC		RIVERSOURCE DISTRIBUTORS, INC.

By:	/s/ David A. Kelsey	By:	/s/ Patrick T. Bannigan
Name:	David A. Kelsey	Name:	Patrick T. Bannigan
Title:	COO/VP	Title:	Senior Vice President

ING INSTITUTIONAL PLAN SERVICES, LLC		RIVERSOURCE FUND DISTRIBUTORS, INC.

By:	/s/ Michelle Sheiowitz attorney-in-fact	By:	/s/ Patrick T. Bannigan
Name:	Michelle Sheiowitz	Name:	Patrick T. Bannigan
Title:	Vice President	Title:	Senior Vice President

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EXHIBIT III

FEES AND SERVICES

ING shall provide distribution and shareholder services. In addition, ING shall: (i) process all shareholder activity related to buying, redeeming, or exchanging Fund shares, paying or reinvesting dividends, processing ownership changes, and confirming these activities with the Plan and its participants; (ii) maintain records of all Plan and participant accounts, (iii) provide tax reports, account statements and current prospectuses to the Plan and its participants, and other information required by law or at the request of the Plan or its participants; (iv) respond to Plan and participant inquiries; and (v)
provide reports to Fund Agent or the Funds’ Board of Directors, from time to time, so that each Fund can ascertain the quality and level of service being provided.

Further, ING may be responsible for performing account servicing functions, which shall include without limitation:

(a) making the funds available under the Contracts or other arrangements offered by ING; (b) assisting customers in changing account addresses; (c) adopting and maintaining appropriate security measures for identifying customers; (d) providing subaccounting services and maintaining accurate subaccounting records regarding Shares beneficially owned by customers; (e) providing such other related services upon which the Distributor and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to its Customers. ING shall exercise reasonable care in performing all such services.

ING acknowledges and agrees that Fund Agent shall not have any obligation to ING with respect to the services described in this Exhibit.

As compensation for the services ING renders under the Agreement, Fund Agent will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in
ING accounts in the Funds held on Fund Agent’s systems.

Share Class	R-2[1]	R-3	R-4	R-5	A2	A3	Y

12b-1 Fees	___%	___%	___%	___%	___%	___%	___%

Other Fees	___%	___%	___%	___%	___%	___%	___%

Total Fees	___%	___%%	___%	___%	___%	___%	___%

Compensation described above shall be contingent upon fees being payable under Fund Agent’s agreements with the Funds.

1ING acknowledges and agrees that 0.25% of the above rate paid on R-2 Shares is compensation for distribution services provided by a broker-dealer registered under the 1934 Act and ING represents and warrants that it shall pay such fee to such broker-dealer for such services.
[2] Excluding Cash Management.
[3] Cash Management only.
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